Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1, dated as of April 20, 2007 (this “Amendment”), is by and among VERIZON COMMUNICATIONS INC., a Delaware corporation (“Verizon”), NORTHERN NEW ENGLAND SPINCO INC., a Delaware corporation (“Spinco”), and FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (the “Company”) to the Agreement and Plan of Merger, dated as of January 15, 2007 (the “Merger Agreement”) by and among Verizon, Spinco and the Company. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement, and all references to Articles and Sections herein are references to Articles and Sections of the Merger Agreement.

In consideration of the premises and the mutual promises herein made, and in consideration of the agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

1.          Amendment to Section 2.2. Section 2.2 shall be amended to read in its entirety as follows:

“2.2        Closing. Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place no later than 2:00 p.m., prevailing Eastern time, on the last Business Day of the month in which the conditions set forth in Article VIII (other than those that are to be satisfied by action at the Closing) are satisfied or, to the extent permitted by applicable Law, waived unless otherwise agreed upon in writing by the parties (but in any event not earlier than the last Friday of December 2007) (the “Closing Date”) at the offices of counsel to Verizon or such other location as may be reasonably specified in writing by Verizon.”

2.           Amendment to Section 7.19. Section 7.19 is hereby amended to read in its entirety as follows:

7.19       Directors of the Surviving Corporation. The Company, Verizon and Spinco shall take all action reasonably necessary to cause the Board of Directors of the Company immediately prior to the Effective Time to consist of nine members, (i) six of whom shall be designated by Verizon and (ii) three of whom will be designated by the Company, which directors shall be evenly distributed among the Company’s three classes of directors and shall be the Board of Directors of the Surviving Corporation. One of the Company’s designees shall serve as chairman of the board. On

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or prior to May 1, 2007, Verizon shall give the Company written notice setting forth the name of one of its six designees to the Board of Directors of the Surviving Corporation and such information with respect to the one designee as is required to be disclosed in the Proxy Statement/Prospectus or the proxy statement for such annual meeting (together with any consent to be named as a director if and to the extent required by the rules and regulations of the SEC). Such Verizon designee shall be prepared to commence service as a director of the Company from and after the date that the Requisite Approval of the Company’s stockholders is obtained, and to continue to serve in such capacity after the Effective Time. On or prior to November 1, 2007, Verizon shall give the Company written notice setting forth the names of the remainder of its designees to the Board of Directors of the Surviving Corporation and such information as would be required to be disclosed in a proxy statement for an annual meeting of the Surviving Corporation (together with any consent to be named as a director if and to the extent required by the rules and regulations of the SEC). Promptly after Verizon gives the latter of such notices, and in any event within 10 days thereafter, the Company shall notify Verizon of its designees to the Surviving Corporation’s Board of Directors. The parties hereto agree that if David L. Hauser is elected a director at the 2007 annual meeting of the FairPoint stockholders and continues to serve as a director as of the time of the Merger, then Verizon shall waive its right to nominate six directors and shall only have the right to nominate five directors. The designees of each of Verizon and the Company will be equally distributed among the classes of the Board of Directors of the Surviving Corporation, as each of Verizon and the Company shall specify. Without limiting the foregoing and prior to the Effective Time, the Company shall take all actions necessary to obtain the resignations of all members of its Board of Directors who will not be directors of the Surviving Corporation and for the Board of Directors of the Company to fill such vacancies with the new directors contemplated by this Section 7.19. None of Verizon’s director nominees under this Section 7.19 will be employees of Verizon, its Affiliates or Cellco Partnership or any of its Subsidiaries.

3.          Amendment to Section 7.24 Section 7.24 is hereby amended to read in its entirety as follows:

7.24       Required Spinco Business Capital Additions. Verizon and the Verizon Subsidiaries shall (i) during the year ended December 31, 2007, incur expenses for capital additions in respect of the Spinco Business (accounted for consistently with the Audited Financial Statements) in an amount not less than $137,500,000 (prorated for any portion of such year that precedes the Effective Time) and (ii) during the year ended December 31, 2008, incur expenses for capital additions in respect of the Spinco Business (accounted for consistently with the Audited Financial Statements) in an amount not less than $11,000,000 per month; provided, that any such expenses incurred in 2007 to the extent such expenses

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exceed $137,500,000 will be credited against such expenses that Verizon and the Verizon Subsidiaries would otherwise be obligated to incur in 2008 pursuant to this Section 7.24.

4.            Amendment to Section 9.1(b). Section 9.1(b) shall be amended to read in its entirety as follows:

(b) by any party hereto if the Effective Time shall not have occurred on or before January 31, 2008, provided that such period may be extended by Verizon or the Company upon written notice for one or more 30-day periods, not to exceed 120 days in the aggregate, to the extent all closing conditions herein are capable of being satisfied as of such time other than the condition regarding receipt of Telecommunications Regulatory Consents; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been a substantial cause of, or substantially contributed to, the failure of the Merger to have become effective on or before such date;

5.          Amendment to Section 11.1. Section 11.1 (“Expenses”) is hereby amended to delete from clause (iii) the word “and” that follows the semi-colon at the end of such clause, and to add the following as new clauses (v) and (vi):

“(v)        in the event that the costs of any filing fees or public utility commission or comparable government agency hired consultant contemplated by Section 7.6 are not expressly allocated to any party under applicable law or regulation, such costs shall be considered joint costs and shall be paid initially by the Company and Verizon shall reimburse the Company for 50% of such costs within 30 days of receipt of an invoice for same; and

(vi)         Verizon shall pay the cost of printing and mailing of any disclosure or offering document required to be delivered to the Verizon stockholders by Verizon, Spinco and/or FairPoint in connection with the transactions contemplated by the Merger Agreement.”

6.            Amendment to Annex C. Annex C is hereby amended and restated to read as set forth in the attachment to this Amendment.

7.            Amendment of Certain Code References. Clause (ii) of the twelfth recital and clause (ii) of the definition of “IRS Ruling” are hereby amended to refer to the Second Internal Spinoff as “a distribution eligible for nonrecognition under Sections 355(a) and 355(c) of the Code.” Clause (i) of the definition of “Distribution Tax Opinion” is hereby amended to refer to the Internal Spinoffs as “eligible for nonrecognition under Sections 355(a), 355(c) and/or 361(c) of the Code, as applicable.”

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8.            Amendment to Distribution Agreement. The Company hereby consents to the amendment to the Distribution Agreement, dated as January 15, 2007, between Verizon and Spinco, such amendment in the form attached hereto.

9.            Confirmation of Merger Agreement. Other than as expressly modified pursuant to this Amendment, all provisions of the Merger Agreement remain unmodified and in full force and effect. The provisions of Article XI of the Merger Agreement shall apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first date above written.

VERIZON COMMUNICATIONS INC.

By: __/s/ John W. Diercksen____________

Name: John W. Diercksen

Title: Executive Vice President, Strategy,

Planning and Development

NORTHERN NEW ENGLAND SPINCO INC.

By: __/s/ John W. Diercksen____________

Name: John W. Diercksen

Title: Executive Vice President, Strategy,

Planning and Development

FAIRPOINT COMMUNICATIONS, INC.

By:_/s/ Walter E. Leach, Jr.____________

Name: Walter E. Leach, Jr.

Title: Executive Vice President, Corporate Development

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ATTACHMENT

AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT

AMENDMENT NO. 1, dated as of March 30, 2007 (this “Amendment”), is by and between VERIZON COMMUNICATIONS INC., a Delaware corporation (“Verizon”) and NORTHERN NEW ENGLAND SPINCO INC., a Delaware corporation (“Spinco”) to the Distribution Agreement, dated as of January 15, 2007 (the “Distribution Agreement”) by and between Verizon and Spinco. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Distribution Agreement, and all references to Articles and Sections herein are references to Articles and Sections of the Distribution Agreement.

In consideration of the premises and the mutual promises herein made, and in consideration of the agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

1.            Amendment to Recital. In the fourth recital in the Distribution Agreement, the reference to “ILEC Spinco Assets” in the fifth line is hereby replaced with “Non-ILEC Spinco Assets”.

2.            Amendment to Section 1.1. The definition of “Contributing Companies” set forth in Section 1.1 of the Distribution Agreement is hereby amended to read in its entirety as follows:

“Contributing Companies” means Verizon New England, NYNEX Long Distance Company, Bell Atlantic Communications Inc., Verizon Select Services Inc., Verizon Internet Services Inc., GTE.Net LLC, and, any Subsidiary of Verizon that employs Continuing Employees (as defined in the Merger Agreement) as of the Closing Date.

3.            Amendment to Section 1.1. In the definition of “Spinco Business” a new subsection (F), prior to the proviso, is hereby added as follows:

“(F) the delivery by GTE.Net LLC of dial-up and DSL services to customers located in the Territory.”

4             Amendment of Certain Code References. Clause (ii) of the seventh recital is hereby amended to refer to the Second Internal Spinoff as “a distribution eligible for nonrecognition under Sections 355(a) and 355(c) of the Code.”

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5.            Confirmation of Distribution Agreement. Other than as expressly modified pursuant to this Amendment, all provisions of the Distribution Agreement remain unmodified and in full force and effect. The provisions of Article X of the Distribution Agreement shall apply to this Amendment mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first date above written.

VERIZON COMMUNICATIONS INC.

By:_______________________________

Name:_____________________________

Title:______________________________

NORTHERN NEW ENGLAND SPINCO INC.

By:_______________________________

Name:_____________________________

Title:______________________________

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